Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	IMMEDIATELY
May 3, 2017

Deltic Announces First Quarter 2017 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL), a natural resources company, today announced financial results for the first quarter of 2017.

First Quarter 2017 Financial Highlights

•	Net sales totaled $53.2 million, up five percent from $50.6 million for the prior-year first quarter.

•	Net income was $1.1 million, or $.09 per diluted share, versus net income of $.4 million, or $.03 per diluted share, for the same period of 2016.

•	Income tax expense for the first quarter of 2017 was $1.4 million, an effective tax rate of 57 percent, which reflects the discrete impact of the change in the method of accounting for the tax effects of the vesting of share-based compensation, which increased the effective tax rate by 20 percent in the quarter.

The improved financial results for the first quarter of 2017 were primarily due to increased operating income in the Company’s Manufacturing segment resulting from a higher average sales price for both lumber and medium density fiberboard (“MDF”), increased lumber sales volume, and improved operating performance at the Company’s MDF plant. In addition, interest expense was $1.1 million less in the first quarter of 2017 than the same quarter of 2016 due to a lower average interest rate, combined with a $.5 million patronage refund from one of Deltic’s lenders that was accounted for as a reduction to interest expense.

“Deltic continues to benefit from its well-positioned asset base and solid team, which have allowed the Company to improve financial performance over the prior year’s first quarter,” commented John D. Enlow, Deltic’s President and Chief Executive Officer. “Our average sales price for lumber sold increased 10 percent, along with slightly higher sales volumes compared to the first quarter a year ago. Stronger lumber demand and uncertainty over the Canada-U.S. trade dispute and duties favorably impacted our markets. In addition, improved operating metrics at our MDF plant lowered per-unit costs for MDF when compared to last year’s first quarter. As discussed last quarter, we anticipate the facility’s near-term performance will be negatively impacted by worn press chains, which are scheduled to be replaced in the third quarter of this year. Currently in our Real Estate segment, we are developing new residential lot offerings in our Chenal Valley and Wildwood developments to fulfill demand, and expect to have a successful lot offering in the Wildwood development during the second quarter of 2017. We are also encouraged by the increased interest in commercial properties. The Company’s Woodlands segment increased pine sawtimber harvest three percent to serve strengthening mill demand. Pine chip-n-saw harvest volumes also increased 156 percent over the first quarter of 2016 as the Company’s Ola Mill small-log line began to utilize the most efficient blend of small-log resources. The current quarter’s pine pulpwood harvest volume decreased 56,921 tons mainly due to the first quarter 2016 timber deed sales. “Since my appointment as Deltic’s President and Chief Executive Officer, my initial focus has been to evaluate the Company’s assets, competitive position and market risks and opportunities with a goal to develop a strategic vision that is laser focused on achieving strong operational performance, driving shareholder value and delivering best-in-class returns.”

1

Woodlands Segment

The Woodlands segment reported operating income of $5.2 million for the first quarter of 2017, compared to $5.3 million for the same period of 2016. The pine sawtimber harvest for the first quarter of 2017 was 211,056 tons, a three percent increase when compared to the 205,608 tons harvested in the prior-year period, while the average pine sawtimber sales price was $28 per ton in the first quarter of both 2017 and 2016. The Company also harvested 26,446 tons of pine chip-n-saw, a 16,118-ton increase when compared to 10,328 tons harvested in first quarter of 2016. The average per-ton sales price for the pine chip-n-saw harvested in the first quarter of both 2016 and 2017 was $17 per ton. The pine pulpwood volume sold during 2017’s first quarter was 93,021 tons, a 38 percent decrease when compared to 149,942 tons harvested in first quarter of 2016. The average per-ton sales price for the pine pulpwood harvested in the first quarter of 2017 was $9 per ton, compared to $8 per ton a year ago. The decrease in the volume of pine pulpwood sold was mainly due to softer pulpwood markets, the mix of timber on the tracts harvested, and the lack of timber deed sales when compared to 2016. Oil and gas revenues, consisting of lease rentals and net royalties, were $.5 million for the first quarter of 2017 versus $.4 million in first quarter 2016. The increase was due to a higher average sales price for natural gas, partially offset by a lower volume of natural gas produced from the wells in which the Company has a royalty interest, and a decrease in oil and gas lease rental income, as Deltic’s acreage becomes held by production.

Manufacturing Segment

The Company’s Manufacturing segment reported operating income of $4 million for the first quarter of 2017, compared to operating income of $3.3 million for the same period a year ago. The increase was due primarily to a higher average sales price for both lumber and MDF, combined with an increased sales volume of lumber. In addition, the Company’s MDF plant achieved an increase in production uptime and reductions in its raw material wood costs and operating expenses, which led to lower per-unit manufacturing costs. During the quarter, the Company sold 72.5 million board feet of lumber, compared to 71.5 million board feet of lumber sold in the same quarter of 2016. The average lumber sales price for the first quarter of 2017 of $373 per thousand board feet was 10 percent higher when compared to $338 per thousand board feet a year ago. MDF sales volume was 26 million square feet for the first quarter of both 2017 and 2016. The average sales price for MDF sold during the first quarter of 2017 was $553 per thousand square feet, compared to $547 per thousand square feet in the prior-year quarter.

Real Estate Segment

The Company’s Real Estate segment reported an operating loss of $.9 million in the first quarter of 2017, compared to an operating loss of $.6 million for the same period of 2016. The Company sold one residential lot in the current year’s first quarter, compared to six residential lots sold in first quarter 2016. The average per-lot sales price in the first quarter of 2017 was $51,900, compared to $85,200 per lot for first quarter of 2016. The decrease in the average sales price per lot was due to the mix of lots sold during the respective periods. There were no commercial real estate acreage sales in the first quarter of either year.

Corporate Segment General and Administrative Expense, Interest Expense, and Income Tax Expense

Corporate segment general and administrative expense was $4.5 million, compared to $4.7 million for the same period of 2016. Interest expense in 2017’s first quarter was $1.6 million compared to $2.7 million for the same period of 2016. The $1.1 million decrease in interest expense was due to a lower average interest rate combined with a $.5 million patronage refund from one of Deltic’s lenders, which was accounted for as a reduction to interest expense. Income tax expense in the first quarter of 2017 was $1.4 million, compared to a $.2 million income tax benefit in the prior-year’s first quarter. The increase was the result of higher pretax income and the implementation of ASU 2016-09, which increased our effective income tax rate for the quarter by 20 percent.

2

Capital Expenditures

Capital expenditures were $7.8 million in the first quarter 2017 compared to $8.7 million for the first quarter of 2016. There were no timberland acquisition expenditures in the first quarter of 2017 while the Company had timberland acquisition expenditures of $.1 million during the same period of 2016.

Outlook

Regarding the outlook for the second quarter and full year of 2017, the Company currently anticipates the pine sawtimber harvest to be 200,000 to 230,000 tons and 765,000 to 790,000 tons, respectively, depending on weather conditions in Deltic’s operating area. Finished lumber sales volume is estimated to be 70 to 80 million board feet for the second quarter of 2017 and 290 to 315 million board feet for full-year 2017. MDF sales volume for the second quarter and year of 2017 is forecast to be 20 to 30 million square feet and 90 to 115 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected at 5 to 10 lots and 120 to 140 lots for the second quarter and full year of 2017, respectively. Commercial acreage within Chenal Valley continues to receive interest, but due to the volatile nature of commercial real estate transactions and significant number of factors involved, it is difficult to anticipate future closings.

Forward-Looking Statements

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing and volumes produced, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Conference Call Details

Deltic will hold a conference call on Thursday, May 4, 2017, at 10:00 a.m. Central Time to discuss first quarter 2017 earnings. Interested parties may participate in the call by dialing 1-800-708-4539 and referencing participant passcode identification number 44757200. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, May 11, 2017, by dialing 1-888-843-7419 and referencing replay passcode identification number 44757200.

Summary financial data and operating statistics for the first quarter of 2017 with comparisons to 2016 are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Anna Torma
(870) 881-6463
ir@deltic.com

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Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2017		Three Months Ended March 31, 2016
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$10.9	5.2	10.5	5.3
Manufacturing	47.0	4.0	43.8	3.3
Real Estate	1.3	(0.9)	2.2	(0.6)
Corporate	—	(4.5)	—	(4.7)
Eliminations	(6.0)	0.2	(5.9)	(0.1)

Total net sales/operating income	$53.2	4.0	50.6	3.2

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Net sales	$53,215	50,624

Costs and expenses
Cost of sales	37,198	36,512
Depreciation, amortization, and cost of fee timber harvested	6,756	5,873
General and administrative expenses	5,264	5,022

Total costs and expenses	49,218	47,407

Operating income	3,997	3,217

Interest income	5	2
Interest and other debt expense, net of capitalized interest	(1,607)	(2,696)
Other income	146	51

Income before income taxes	2,541	574

Income tax expense	(1,460)	(179)

Net income	$1,081	395

Earnings per common share
Basic	$0.09	0.03
Assuming dilution	$0.09	0.03

Dividends per common share declared	$0.10	0.10
Dividends per common share paid	$0.10	0.10

Weighted average common shares outstanding (thousands)
Basic	12,062	12,051
Assuming dilution	12,139	12,097

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Mar. 31, 2017	Dec. 31, 2016
Assets
Current assets
Cash and cash equivalents	$3,740	5,773
Trade accounts receivable, net of allowance	12,837	8,667
Inventories	12,126	12,228
Prepaid expenses and other current assets	1,508	3,334

Total current assets	30,211	30,002
Investment in real estate held for development and sale	59,977	59,111
Timber and timberlands - net	360,457	360,183
Property, plant, and equipment - net	103,725	102,890
Deferred charges and other assets	2,518	2,507

Total assets	$556,888	554,693

Liabilities and Stockholders' Equity
Current liabilities
Trade accounts payable	$8,411	8,583
Accrued taxes other than income taxes	2,519	2,052
Income taxes payable	867	—
Deferred revenues and other accrued liabilities	5,512	9,187

Total current liabilities	17,309	19,822
Long-term debt	246,842	240,839
Deferred tax liabilities - net	621	1,744
Other noncurrent liabilities	41,365	41,095
Commitments and contingencies	—	—
Stockholders' equity
Cumulative preferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	89,324	89,090
Retained earnings	206,207	206,344
Treasury stock	(35,519)	(34,816)
Accumulated other comprehensive loss	(9,389)	(9,553)

Total stockholders' equity	250,751	251,193

Total liabilities and stockholders' equity	$556,888	554,693

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Three Months Ended March 31,
	2017	2016
Operating activities
Net income	$1,081	395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	6,756	5,873
Stock-based compensation expense	(272)	877
Deferred income taxes	666	(55)
Real estate development capital expenditures	(966)	(729)
Real estate costs recovered upon sale	41	588
Timberland costs recovered upon sale	5	—
Net increase in liabilities for pension and other postretirement benefits	551	631
(Increase)/decrease in operating working capital other than cash and cash equivalents	(6,461)	(4,633)
Other - changes in assets and liabilities	(67)	(167)

Net cash provided by operating activities	1,334	2,780

Investing activities
Capital expenditures requiring cash, excluding real estate development	(6,592)	(9,298)
Timberland acquisition expenditures requiring cash	—	(121)
Net change in purchased stumpage inventory	(1,087)	(1,374)
Net change in funds held by trustee	—	1
Other - net	130	87

Net cash required by investing activities	(7,549)	(10,705)

Financing activities
Proceeds from borrowings	6,000	24,000
Treasury stock purchases	(262)	(15,174)
Common stock dividends paid	(1,218)	(1,215)
Proceeds from stock option exercises	66	—
Excess tax benefits from stock-based compensation expense	—	(88)
Other - net	(404)	(520)

Net cash provided by financing activities	4,182	7,003

Net decrease in cash and cash equivalents	(2,033)	(922)
Cash and cash equivalents at January 1	5,773	5,429

Cash and cash equivalents at March 31	$3,740	4,507

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended March 31,
(Thousands of dollars)	2017	2016
Capital expenditures
Woodlands	$1,320	1,454
Manufacturing	5,225	6,461
Real Estate (includes development expenditures)	1,086	729
Corporate	130	25

Total capital expenditures	$7,761	8,669

Timberland acquisition expenditures	$—	121

Woodlands
Pine sawtimber harvested from fee lands - tons	211,056	205,608
Pine sawtimber average sales price - per ton	$28	28

Chip-n-saw harvested from fee lands - tons	26,446	10,328
Chip-n-saw average sales price - per ton	$17	17

Pine pulpwood harvested from fee lands - tons	93,021	149,942
Pine pulpwood average sales price - per ton	$9	8

Timberland sales - acres	8	—
Timberland average sales price - per acre	$2,800	—

Manufacturing
Finished lumber sales - thousands of board feet	72,530	71,525
Finished lumber average sales price - per thousand board feet	$373	338
Finished MDF sales (3/4 inch basis) - thousands of square feet	26,046	25,969
Finished MDF average sales price (3/4 inch basis) - per thousand square feet	$553	547

Real Estate
Residential
Lots sold	1	6
Average sales price - per lot	$51,900	85,200